UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2011

PennyMac Mortgage Investment Trust

 (Exact Name of Registrant as Specified in Charter)

Maryland	001-34416	27-0186273
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

27001 Agoura Road, Calabasas, California	91301
(Address of Principal Executive Offices)	(Zip Code)

(818) 224-7442

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2011, PennyMac Mortgage Investment Trust (the “Company”) entered into a master repurchase agreement with Bank of America, N.A. (“BANA”), pursuant to which one of the Company’s wholly-owned subsidiaries, PennyMac Corp. (“PMC”), may sell, and later repurchase, newly originated mortgage loans in an aggregate principal amount of up to $200 million, $100 million of which is committed (the “Loan Repo Facility”). The Loan Repo Facility will be used to fund newly originated mortgage loans that are purchased from correspondent lenders by PMC and held for sale and/or securitization.  The Loan Repo Facility is committed for a period of 364 days and the obligations of PMC are fully guaranteed by the Company and PennyMac Operating Partnership, L.P. (the “Operating Partnership”).  The mortgage loans are serviced by PennyMac Loan Services, LLC.

The principal amount paid by BANA for each eligible mortgage loan is based on a percentage of the lesser of the market value, unpaid principal balance, purchase price or takeout price of such mortgage loan.  Upon PMC’s repurchase of a mortgage loan, it is required to repay BANA the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on LIBOR plus a margin) to the date of such repurchase.  PMC is also required to pay BANA a commitment fee for the Loan Repo Facility, as well as non-utilization fees and certain other administrative costs and expenses in connection with BANA’s structuring, management and ongoing administration of the Loan Repo Facility.

The Loan Repo Facility contains margin call provisions that provide BANA with certain rights in the event of a decline in the market value of the purchased mortgage loans.  Under these provisions, BANA may require PMC to transfer cash or additional eligible mortgage loans with an aggregate market value in an amount sufficient to eliminate any margin deficit resulting from such a decline.

The Loan Repo Facility requires PMC to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth of $65 million, plus 50% of its positive quarterly net income for the prior quarter, (ii) a minimum of $7.5 million in unrestricted cash and cash equivalents, (iii) a maximum ratio of total liabilities to tangible net worth of less than 10:1, and (iv) profitability over a period of the prior three calendar quarters.

The Loan Repo Facility also requires the Company to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth of $400 million, plus 75% of the aggregate net proceeds received by the Company in connection with any future equity issuances, (ii) a minimum of $10 million in unrestricted cash and cash equivalents among the Company and/or its subsidiaries, and (iii) a maximum ratio of total liabilities to tangible net worth of less than 3:1.

In addition, the Loan Repo Facility contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, guarantor defaults, servicer termination events, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction.  The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the Loan Repo Facility and the liquidation by BANA of the mortgage loans then subject to the Loan Repo Facility.

The foregoing description of the Loan Repo Facility and the related guaranty by the Company and the Operating Partnership do not purport to be complete and are qualified in their entirety by reference to the full text of the master repurchase agreement and related guaranty, which have been filed with this Current Report on Form 8-K as Exhibits 1.1 and 1.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Master Repurchase Agreement, dated as of November 7, 2011, among Bank of America, N.A., PennyMac Corp., PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P.
1.2	Guaranty, dated as of November 7, 2011, by PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P. in favor of Bank of America, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC MORTGAGE INVESTMENT TRUST

/s/ Anne D. McCallion
Dated: November 14, 2011	Anne D. McCallion
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Master Repurchase Agreement, dated as of November 7, 2011, among Bank of America, N.A., PennyMac Corp., PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P.
1.2	Guaranty, dated as of November 7, 2011, by PennyMac Mortgage Investment Trust and PennyMac Operating Partnership, L.P. in favor of Bank of America, N.A.